================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                              Cellstar Corporation
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    150925204
             -------------------------------------------------------
                                 (CUSIP Number)

                                October 31, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

CUSIP No. 150925204                   13G

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Partners Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                                (a) [ ]
            Not Applicable                                      (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5  SOLE VOTING POWER

     SHARES             None
                ----------------------------------------------------------------
  BENEFICIALLY    6  SHARED VOTING POWER

    OWNED BY            3,443,500
                ----------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER

   REPORTING            None
                ----------------------------------------------------------------
     PERSON       8  SHARED DISPOSITIVE POWER

      WITH              3,443,500
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,443,500
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

            Not Applicable
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            16.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON
        (see Instructions)

            IA
--------------------------------------------------------------------------------

CUSIP No. 150925204                   13G

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Investment Corporation
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                                (a) [ ]
            Not Applicable                                      (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Wisconsin
--------------------------------------------------------------------------------
   NUMBER OF      5  SOLE VOTING POWER

     SHARES             None
                ----------------------------------------------------------------
  BENEFICIALLY    6  SHARED VOTING POWER

    OWNED BY            3,443,500
                ----------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER

   REPORTING            None
                ----------------------------------------------------------------
     PERSON       8  SHARED DISPOSITIVE POWER

      WITH              3,443,500
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,443,500
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

            Not Applicable
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            16.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON
        (see Instructions)

            CO
--------------------------------------------------------------------------------

CUSIP No. 150925204                   13G

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Andrew A. Ziegler
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                                (a) [ ]
            Not Applicable                                      (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
--------------------------------------------------------------------------------
   NUMBER OF      5  SOLE VOTING POWER

     SHARES             None
                ----------------------------------------------------------------
  BENEFICIALLY    6  SHARED VOTING POWER

    OWNED BY            3,443,500
                ----------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER

   REPORTING            None
                ----------------------------------------------------------------
     PERSON       8  SHARED DISPOSITIVE POWER

      WITH              3,443,500
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,443,500
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

            Not Applicable
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            16.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON
        (see Instructions)

            IN
--------------------------------------------------------------------------------

CUSIP No. 150925204                   13G

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlene Murphy Ziegler
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                                (a) [ ]
            Not Applicable                                      (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
--------------------------------------------------------------------------------
   NUMBER OF      5  SOLE VOTING POWER

     SHARES             None
                ----------------------------------------------------------------
  BENEFICIALLY    6  SHARED VOTING POWER

    OWNED BY            3,443,500
                ----------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER

   REPORTING            None
                ----------------------------------------------------------------
     PERSON       8  SHARED DISPOSITIVE POWER

      WITH              3,443,500
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,443,500
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

            Not Applicable
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            16.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON
        (see Instructions)

            IN
--------------------------------------------------------------------------------

CUSIP No. 150925204                   13G

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Funds, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                                (a) [ ]
            Not Applicable                                      (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Wisconsin
--------------------------------------------------------------------------------
   NUMBER OF      5  SOLE VOTING POWER

     SHARES             None
                ----------------------------------------------------------------
  BENEFICIALLY    6  SHARED VOTING POWER

    OWNED BY            1,339,300
                ----------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER

   REPORTING            None
                ----------------------------------------------------------------
     PERSON       8  SHARED DISPOSITIVE POWER

      WITH              1,339,300
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,339,300
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

            Not Applicable
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.6%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON
        (see Instructions)

            CO
--------------------------------------------------------------------------------

Item 1(a)       Name of Issuer:

                        Cellstar Corporation

Item 1(b)       Address of Issuer's Principal Executive Offices:

                        1730 Briercroft Court
                        Carrollton, Texas 75006

Item 2(a)       Name of Person Filing:

                        Artisan Partners Limited Partnership ("Artisan
                         Partners")
                        Artisan Investment Corporation, the general partner of
                         Artisan Partners ("Artisan Corp.")
                        Andrew A. Ziegler
                        Carlene Murphy Ziegler
                        Artisan Funds, Inc. ("Artisan Funds")

Item 2(b)       Address of Principal Business Office:

                        Artisan Partners, Artisan Corp., Mr. Ziegler, Ms. Ziegler, and Artisan Funds are all located at:

                        875 East Wisconsin Avenue, Suite 800
                        Milwaukee, WI 53202

Item 2(c)       Citizenship:

                        Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                        Mr. Ziegler and Ms. Ziegler are U.S. citizens Artisan Funds is a Wisconsin corporation

Item 2(d)       Title of Class of Securities:

                        Common Stock

Item 2(e)       CUSIP Number:

                        150925204

Item 3          Type of Person:

                        (d) Artisan Funds is an Investment Company under section 8 of the Investment Company Act.

                        (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4          Ownership (at October 31, 2004):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                3,443,500

                        (b)     Percent of class:

                                16.9% (based on 20,367,504 shares outstanding as of October 8, 2004)

                        (c)     Number of shares as to which such person has:

                                (i)     sole power to vote or to direct the
                                        vote: None
                                (ii) shared power to vote or to direct the vote: 3,443,500
                                (iii) sole power to dispose or to direct the disposition of: None
                                (iv)    shared power to dispose or to direct
                                        disposition of: 3,443,500

Item 5          Ownership of Five Percent or Less of a Class:

                        Not Applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                        The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners; as reported herein, Artisan Partners holds 3,443,500 shares, including 1,339,300 shares on behalf of Artisan Funds. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                        Not Applicable

Item 8          Identification and Classification of Members of the Group:

                        Not Applicable

Item 9          Notice of Dissolution of Group:

                        Not Applicable

Item 10         Certification:

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 9, 2004

                                    ARTISAN INVESTMENT CORPORATION
                                    for itself and as general partner of
                                    ARTISAN PARTNERS LIMITED PARTNERSHIP

                                    By: Janet D. Olsen*
                                        -----------------------------------


                                    ANDREW A. ZIEGLER

                                    Andrew A. Ziegler*
                                    ---------------------------------------


                                    CARLENE MURPHY ZIEGLER

                                    Carlene Murphy Ziegler*
                                    ---------------------------------------


                                    ARTISAN FUNDS, INC.

                                    By: Janet D. Olsen*
                                    ---------------------------------------

                                    *By: /s/ Janet D. Olsen
                                    -----------------------------------
                                        Janet D. Olsen
                                        Vice President of Artisan Investment
                                         Corporation
                                        Attorney-in-Fact for Andrew A. Ziegler
                                        Attorney-in-Fact for Carlene Murphy
                                         Ziegler
                                        General Counsel and Secretary of
                                         Artisan Funds, Inc.

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of November 9, 2004 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, Carlene Murphy Ziegler, and Artisan Funds, Inc.

Exhibit 2       Power of Attorney of Andrew A. Ziegler dated as of April 2, 2002

Exhibit 3       Power of Attorney of Carlene M. Ziegler dated as of April 2,
                2002

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

        The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                        Dated: November 9, 2004


                                    ARTISAN INVESTMENT CORPORATION
                                    for itself and as general partner of
                                    ARTISAN PARTNERS LIMITED PARTNERSHIP

                                    By: Janet D. Olsen*
                                        -----------------------------------


                                    ANDREW A. ZIEGLER

                                    Andrew A. Ziegler*
                                    ---------------------------------------


                                    CARLENE MURPHY ZIEGLER

                                    Carlene Murphy Ziegler*
                                    ---------------------------------------


                                    ARTISAN FUNDS, INC.

                                    By: Janet D. Olsen*
                                        -----------------------------------

                                    *By:/s/ Janet D. Olsen
                                        -----------------------------------
                                        Janet D. Olsen
                                        Vice President of Artisan Investment
                                         Corporation
                                        Attorney-in-Fact for Andrew A. Ziegler
                                        Attorney-in-Fact for Carlene Murphy
                                         Ziegler
                                        General Counsel and Secretary of
                                         Artisan Funds, Inc.

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

        The undersigned, Andrew A. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Gregory K. Ramirez, and each of them individually, his true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on his behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

        This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

        IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 2nd day of April, 2002.

                                             /s/ Andrew A. Ziegler
                                             -----------------------------------
                                             Andrew A. Ziegler


STATE OF WISCONSIN      )
                        )SS.
COUNTY OFMILWAUKEE      )

        I, Marie V. Glowacki, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

        Given under my hand and notarial seal, this 2 day of April, 2002.

                                             /s/ Marie V. Glowacki
                                             -----------------------------------
                                             Notary Public

                                                                       EXHIBIT 3

                                POWER OF ATTORNEY

        The undersigned, Carlene Murphy Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Gregory K. Ramirez, and each of them individually, her true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on her behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

        This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

        IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 2 day of April, 2002.

                                             /s/ Carlene Murphy Ziegler
                                             -----------------------------------
                                             Carlene Murphy Ziegler

STATE OF WISCONSIN      )
                        )SS.
COUNTY OFMILWAUKEE      )

        I, Kim R. Ruffert, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Carlene Murphy Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her own free and voluntary act, for the uses and purposes therein set forth.

        Given under my hand and notarial seal, this 2 day of April, 2002.

                                             /s/ Kim R. Ruffert
                                             -----------------------------------
                                             Notary Public